Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) between Champions Oncology, Inc. (the “Company”), a Delaware corporation, and Robert Brainin (the “Executive”), dated this 16th day of July 2025, effective as of the 16th day of July 2025 (the “Effective Date”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive and to enter into an agreement to reflect the Executive’s responsibilities after the Effective Date;

WHEREAS, the Executive desires to accept such employment and to enter into such Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed by and between the Company and the Executive as follows:

1.First Day. The Executive’s first full day of work (“First Day”) shall be not later than August 25, 2025, though Executive may begin his transition at any time before then.

2.Term of Agreement. The term of the Executive’s employment under this Agreement (the “Employment Term”) shall be for the period commencing on the Effective Date and ending when the Executive’s employment is terminated in accordance with the terms of this Agreement. The Company and Executive acknowledge that Executive’s employment is at will continue to be at-will, meaning that either the Company or Executive may terminate the employment relationship at any time, with or without Cause.

3.Duties and Responsibilities.

(a)Title and Responsibilities. During the Employment Term, the Executive shall serve as Chief Executive Officer of the Company, with such status, duties, and responsibilities as are necessary and appropriate for such position, including overall operational control of the Company and supervisory authority over all Company employees. Executive shall report to the Chair of the Company’s Board of Directors (the “Board”). Executive’s duties shall include certifying that the Company’s financial statements in filings with the U.S. Securities and Exchange Commission are true and accurate in all material respects. For no additional compensation, Executive shall also continue to serve on the Board. For Fiscal Year 2026, Executive shall receive Board compensation pro-rated for the period of time beginning with May 1, 2025 and ending on the Executive’s First Day. For avoidance of doubt, all prior options granted to date for Executive’s service on the Board will be unaffected by this Agreement. Executive shall exclude himself from any meetings of the Board or any committee thereof that concern Executive’s compensation or his performance.

(b)Place of Performance. The Executive’s services shall be performed principally in the Executive’s home office with on-site visits at the Company’s facilities as needed.

Exhibit 10.1
(c)     Business Time. During the Employment Term, the Executive agrees to devote his full business time to the business and affairs of the Company and to use the Executive’s best efforts to perform faithfully, competently and efficiently the responsibilities assigned to him hereunder, to the extent necessary to discharge such responsibilities, except for (i) time spent serving on corporate, civic or charitable boards or committees provided that such service in the aggregate does not substantially interfere with the performance of such responsibilities, that any service on corporate boards is subject to approval by the Company, materially interferes with Executive’s fundraising or duties; (ii) time spent serving on the board of Code Ocean, Inc., a Delaware corporation (“Code Ocean”); and (iii) periods of vacation and sick leave to which he is entitled. Executive may serve on the boards of two other for-profit businesses so long as such service does not create a conflict with his service to the Company.

4.    Compensation.

(a)Base Salary. During the Employment Term, the Executive shall receive a base salary (the “Base Salary”) in the gross amount of $500,000.00 (Five Hundred Thousand Dollars) per annum, less deductions and withholdings applicable to wages, payable in accordance with the Company’s then current payroll practices. The Base Salary will be pro-rated for any partial years of employment, and will be reviewed not less frequently than annually as a part of the Company’s regular review of compensation.

(b)Annual Bonus. In addition to the Base Salary stated above, for each fiscal year beginning with the 2025-2026 fiscal year, Executive shall be eligible to receive an Annual Bonus (the “Target Bonus”) as follows:

(i)     Executive’s Target Bonus shall be 75% (seventy-five percent) of Executive’s then-applicable Base Salary.

(ii)    The Board of Directors shall determine the amount of any bonus award (“Actual Bonus”) in its reasonable discretion and based on goals and objectives the Board will set within thirty (30) days after the beginning of the fiscal year. The Actual Bonus amount may be set above or below the Target Bonus.

(iii)    The Actual Bonus will be paid on or before July 15 of each calendar year or as soon as reasonably possible after the Company’s certified financial statement reflecting the Company’s performance for the prior fiscal year can be completed (whichever is later).

(iv)    Executive must be employed on April 30 of a fiscal year in order to earn a Bonus for such fiscal year and any Bonus shall be deemed earned on April 30 of a fiscal year if Executive is employed on such date. For avoidance of doubt, the Executive shall be eligible for consideration for a FY2026 bonus and the target for such bonus shall be pro-rated for the period of time during FY2026 following Executive’s First Day.

(c)     Equity Grants. Subject to the terms of the Champions Oncology, Inc. 2021 Equity Incentive Plan, or any successor plan (the “Plan”) and any award agreement the Plan requires, the Company shall make the following grants to Executive of options to purchase

Exhibit 10.1
shares of Company common stock at the fair market value of such shares on the date of grant (which shall be the date the Board approves each grant, except where strike price is otherwise indicated). The Company agrees that it shall not use any option agreement to circumvent the terms of this Agreement and, in the event of any conflict or discrepancy between the terms of any option agreement and this Agreement, the terms of this Agreement shall govern and control. For avoidance of doubt, it is expressly stated that performance-based grants shall fully vest upon achievement of the relevant performance metric:

Option Type	Shares subject to Option	Vesting Terms
Time-Based #1	225,000	25% vest on the one-year anniversary of grant; balance vests at the rate of 1/36th each month.
Performance-Based # 1	62,500	100% of the options will be earned if EBITDA of $25mm is achieved over any consecutive four quarter period, measured quarterly based on the Company’s fiscal quarter end dates.
Performance-Based # 2	62,500	100% of the option will vest when data revenue of $15 million is recognized over any consecutive four quarter period, measured quarterly based on the Company’s fiscal quarter end dates.
Performance-Based #3	150,000	100% of the options will vest if: (i) EBITDA of $35mm is achieved over any consecutive four quarter period, measured quarterly based on the Company’s fiscal quarter end dates, or (ii) $30mm of data revenue is recognized over any consecutive four quarter period, measured quarterly based on the Company’s fiscal quarter end dates.
Performance-Based #4 ($16.00 Strike Price)	100,000	100% vest on the first date on which the average closing price (rounded to the nearest penny) of the Company’s listed stock for the then previous forty five (45) calendar days is equal to or greater than the $16.00 Strike Price.
Performance-Based # 5 ($24.00 Strike Price)	100,000	100% vest on the first date on which the average closing price (rounded to the nearest penny) of the Company’s listed stock for the then previous forty five (45) calendar days is equal to or greater than the $24.00 Strike Price.

5.     Employee Benefit Plans. Except as otherwise provided herein, during the Employment Term, the Executive and his eligible dependents shall be entitled to participate in or be covered under all general broad-based (e.g. retirement, welfare, medical, dental, disability and group life insurance plans and programs) provided by the Company to its senior executives in accordance with, and subject to, the terms and condition of such plans and programs, on the same terms as such other senior executives. The Company reserves the right to amend, modify, or

Exhibit 10.1
terminate any and all employee benefit programs in its sole discretion at any time in accordance with applicable law.

6.    Expenses.

(a) General Reimbursement. During the Employment Term, the Executive shall be entitled to receive prompt reimbursement from the Company for all business travel and other business expenses incurred by the Executive in accordance with the policies and procedures of the Company as applicable to other senior executives of the Company. The Executive shall submit a schedule of such reimbursed expenses for review by the Chief Financial Officer from time to time and at least semi-annually.

(b) Taxable Reimbursements. Any reimbursements which are taxable income to Executive shall in all events be reimbursed (less withholding) no later than 2.5 months after the latter of the end of the fiscal year or calendar year in which such expense is incurred. For the avoidance of doubt, it is expressly stated that the Company shall reimburse Executive up to $500 (five hundred dollars) per month for Harvard Club dues, expenses, and meals.

7.     Vacation and Sick Days. During the Employment Term, the Executive shall be entitled to paid vacation and sick days in accordance with Company policy, as it may be changed from time to time.

8.    Termination.

(a)Death or Disability. The Employment Term shall terminate automatically upon the Executive’s death. The Company shall have the right to terminate the Employment Term, after having established the Executive’s Disability, by giving to the Executive written notice of its intention to terminate his employment if the Executive does not return to work on a full-time basis within thirty days after receipt of such notice. For purposes of this Agreement, “Disability” means the Executive’s absence from work due to illness or accident for 180 consecutive days or 270 days during any 360-day period. During any extended period of absence of Executive because of illness or accident, the Company may reassign Executive’s duties, responsibilities and authority on a temporary basis without it being deemed Good Reason.

(b)Cause or Without Cause. The Company shall have the right to terminate the Executive’s employment for Cause or Without Cause. For purposes of this Agreement, “Cause” means (i) Executive’s willful failure to perform Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) Executive’s willful failure to comply with any valid and legal directive of the Board; (iii) Executive’s engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case or in the aggregate, materially injurious to Company or its affiliates; (iv) Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with Company; (v) Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude (other than motor vehicle offenses, the effect of which do not materially impair Executive’s performance of Executives duties for the Company); (vi) Executive’s material violation of Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;

Exhibit 10.1
(vii) Executive’s willful unauthorized disclosure of Confidential Information (as defined below); or (viii) Executive’s material breach of any material obligation under this Agreement or any separate confidentiality, non-solicitation, or non-competition agreement between Executive and Company. With respect to subparagraphs (i), (ii), (vi) and (viii) above, in order for termination to be treated as for Cause, the Company must provide Executive with written notice of any misconduct and/or breach constituting Cause and 30 (thirty) days to cure the misconduct and/or breach and, only if such misconduct or breach is not timely cured, shall Executive be terminated for Cause.

(c)Good Reason. The Executive shall have the right to terminate his employment for Good Reason. For purposes of this Agreement, “Good Reason” means any of the following if not cured within thirty (30) days following written notice to the Company: (i) a material diminution in the Executive’s position, duties, or authority under the provisions of this Agreement or (ii) a failure by the Company to comply with the material provisions of this Agreement, or material reduction in Executive’s base salary, other than a reduction of all other senior executives’ salaries of no more than 15% (fifteen percent), (iii) the relocation of the Executive’s principal place of performing his or her duties as an employee of the Company to a location greater than twenty-five (25) miles from Executive’s home office, (iv) a successor of the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) does not assume the Agreement in its entirety. For a resignation to be treated as for Good Reason, (1) the Executive must provide the Company written notice of the his intention to resign for Good Reason within ninety (90) days following the initial existence of the circumstance(s) giving rise to Good Reason, which written notice shall describe such circumstance(s) in reasonable detail, (2) the Company shall have thirty (30) days following receipt of such written notice to cure the act(s) or omission(s) giving rise to Good Reason, (3) the Company shall fail or refuse to cure such circumstance(s) within the thirty (30) day period, and (4) the Executive’s employment shall terminate no later than thirty (30) days after the expiration of the cure period.

(d)Notice of Termination. Any termination by the Company for Cause, Without Cause or by the Executive with or without Good Reason shall be communicated by a written notice (a “Notice of Termination”) to the other party hereto given in accordance with Section 20(c).

(e)Date of Termination. For purposes of this Agreement, the term “Date of Termination” means (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and (ii) in all other cases, the actual date on which the Executive’s employment terminates during the Employment Term; provided that, no amount that is payable to the Executive on a termination of employment and that is subject to U.S. Internal Revenue Code Section 409A shall be made unless and until the Executive has experienced a “separation from service” within the meaning of Section 409A.

9.    Obligations of the Company upon Termination.

(a)Death, Disability and Cause.

Exhibit 10.1
(i)     If the Executive’s employment is terminated during the Employment Term by reason of the Executive’s death or resignation without Good Reason, or by the Company due to Disability or for Cause, this Agreement shall terminate without further obligation from the Company to the Executive or the Executive’s legal representatives under this Agreement other than for (v) Base Salary accrued to the Date of Termination, which shall be paid in accordance with normal payment practice, (x) benefits that were vested or accrued under any employee benefit plan described in this Agreement, which vested or accrued amounts shall be paid in accordance with the terms of such plan on the Date of Termination, (w) the reimbursement of expenses as required by Section 6, and (y) any other rights or benefits under any other plan, program or arrangement of the Company (other than severance benefits) which shall be paid in accordance with the terms of such-plan, program or arrangement (the “Accrued Benefits”).

(ii)     In addition, in the event of termination for death or Disability (but not in the event of termination for Cause), the Executive (or in the case of death, his estate) shall be entitled to receive (y) any earned but unpaid Annual Bonus for the completed prior fiscal year, based on actual performance (the “Prior Year Bonus”), at the time in the calendar year of termination that it normally would be paid as the bonus would otherwise have been paid in the following calendar year.

(b)     Termination by the Company other than for Cause, Death or Disability and Termination by the Executive for Good Reason.

(i)     If the Company terminates the Executive’s employment, other than for Cause, death, or Disability (“without Cause”), or the Executive terminates his employment for Good Reason, including in connection with a Change in Control, in full satisfaction of its obligations to the Executive under this Agreement: (w) the Company shall pay or provide to the Executive his Accrued Benefits, and an amount equal to his Prior Year Bonus Target, and (x) provided executive executes and does not revoke the Release (defined below) the Company shall: (A) pay to the Executive the Base Salary in effect on the Date of Termination for twelve (12) months after the Date of Termination, in accordance with the Company’s then current payroll practices (“Severance Payments”); (B) reimburse Executive for any payments he makes to extend his group health insurance benefits for himself and his dependents under the Consolidated Omnibus Reconciliation Act or applicable state law (known as “COBRA”) during the 12-month period immediately following the end of Executive’s employment if he timely elects COBRA benefits; and (C) if the Termination Date occurs prior to the vesting of 50% of the Time-Based Stock Grant#1, then automatic vesting will occur to ensure a cumulative total of vesting of 112,500 stock options of that grant.

(ii)     Notwithstanding (i) above, the Executive shall be entitled to receive payments and benefits beyond the Accrued Benefits only if the Executive: (x) resigns within three business days of the termination of his employment from the Board and from any other offices he holds in the Company or any Company affiliate; and (y) timely executes and does not revoke a release of claims in the form then commonly being used by the Company with regard to termination of executives (the “Release”). The Company shall provide the Executive with the form of the Release within seven (7) days

Exhibit 10.1
following the Date of Termination and Executive shall have 21 days to return the release executed. Severance Payments shall begin on the first regular payroll date that falls at least seven (7) days after the Release’s revocation period expires. If the specified period for making the first payment starts in one calendar year and ends in a second calendar year, payment shall begin during the second (2nd) calendar year. In such case, any amounts that would have been due before the first payment shall be paid, without interest, with the first payment. If the Executive does not sign the Release prior to the 21-day deadline, the Executive shall have no right to any amounts conditioned on the signing of the release.

10.    No Mitigation; Offset. The Executive shall have no obligation to seek other employment to mitigate the amounts payable to the Executive under Section 9 of this Agreement, provided, however, that any Garden Leave Payments (defined below) made under this Agreement after the date of termination shall reduce the Severance Payments by the amount of the Garden Leave Payments.

11.    Change of Control Terms. “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(a)any “person” (as such term is used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities;

(b)A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election;

(c)the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(d)the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets.

(e)Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Exhibit 10.1
(f)Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g)For the purposes of this Agreement, “Change of Control Period” will mean the period beginning two (2) months prior to, and ending twelve (12) months following a Change of Control.

(h)For the purposes of this Agreement, the resulting entity following a Change of Control shall be deemed the “Company Successor” and be subject to the provisions of this Agreement.

12.    Change of Control Implications.

(a)In the event of a Change of Control, and in addition to terms provided in other sections of this Agreement, the following equity grant accelerations will apply:

(i)     If Executive is terminated without Cause or the Executive resigns for Good Reason during the Change Control Period, all Time-Based and Performance Based Option Grants shall be accelerated and vest immediately.

(ii)    If the performance based objectives of the Performance Based Options are rendered moot within the Change of Control period (e.g. no longer able to be calculated due to merged financials, or a strategic shift by the Company Successor, among other potential reasons), then the Performance Based objectives shall be deemed to have been achieved, and Executive shall receive from the Company Successor the cash equivalent of the value of what those Performance Based Options would have been worth as of the date of the Change of Control as if such Performance Based Options had been fully vested and exercised immediately prior to the closing (or first closing if there can be more than one closing) of such Change of Control, net of the applicable strike price.

(iii)    If the Company ceases to be a Nasdaq-listed public traded equity in conjunction with a Change in Control, as part of and upon the Change in Control, the Company Successor agrees to compensate Executive the cash equivalent of the value of any unvested Time-Based and Performance Based Options based on the value of the Company’s stock price immediately prior to the Change of Control as if such options had been fully vested and exercised immediately prior to the closing (or first closing if there can be more than one closing) of such Change of Control, net of the applicable strike price.

13.    Confidentiality.

(a)Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” is and shall be strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, information relating to governmental relations, discoveries, practices, techniques, apparatuses,

Exhibit 10.1
technologies, schematics, discoveries, processes, methods, trade secrets, marketing plans and other nonpublic, proprietary and confidential information of the Company, that, in any case, is not otherwise generally available to the public and has not been disclosed by the Company to others not subject to confidentiality agreements, which Executive may produce, obtain or otherwise learn of during the Employment Term or the course of Executive’s employment and/or association with the Company, and whether produced, obtained, or learned of prior to, as of, or following the date hereof.

(b)Confidentiality Obligation. At all times, the Executive shall keep confidential and agrees not to deliver, reproduce, disclose or in any way allow any such Confidential Information to be delivered to or used by any third parties for any purpose (including, without limitation, any purpose harmful to the interests of the Company) except: (i) while employed by the Company and solely in the business of and for the benefit of the Company; (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Company to divulge, disclose or make accessible such information; or (iii) with the specific direction, authorization or consent of the Board. In the event the Executive’s employment is terminated hereunder for any reason, he immediately shall return to the Company all Confidential Information in his possession.

(c)The obligations of this Section 13 shall not apply to:

(i)    Information that is generally known or accessible to the public;

(ii)    Information that was already known by Executive before the Effective Date of this Agreement (other than information that is otherwise subject to restriction of confidentiality between Executive and the Company); or

(iii)    Information which is provided to the Executive by a third party, including, without limitation, Code Ocean, which has the legal right to disclose such information to Executive.

(d) Notwithstanding any other provision of this Agreement:

(i)    The Executive may disclose Confidential Information if legally required to do so, such as by court order or government regulation.

(ii)    The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret or other Confidential Information that: (A) Is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) Is made in a complaint or other document filed under seal in a lawsuit or other proceeding

(iii)    If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s Confidential Information or trade secrets to the Executive’s attorney and use the Confidential Information or trade secret information in the court proceeding if the

Exhibit 10.1
Executive: (A) files any document containing trade secrets under seal; and (B) does not disclose Confidential Information or trade secrets except pursuant to the court order.

14.    Non-competition.

(a)    Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for one (1) year, to run consecutively, beginning on the last day of the Executive's employment with the Company, regardless of the reason for the termination and whether employment is terminated at the option of the Executive or the Company, the Executive agrees and covenants not to engage in Prohibited Activity within the United States or in any other geographic area where the Company currently does business or does business during the Employment Term. If you are not receiving Severance Pay, the Company will pay you an amount equal to 50% (fifty percent) of the gross amount of your Base Salary, less deductions applicable to wages, as salary continuation on the Company’s regular pay date, for the duration of the period in which this noncompetition provision is in force (“Garden Leave Payments”). If at any time the Company waives the noncompetition period or any portion of it, the Company shall give you written notice fourteen days in advance of when the noncompetition restrictions will end and at the end of that fourteen-day notice period, the payments under this Section 14(a) will cease. If you are receiving Severance Pay, you agree that such Severance Pay satisfies any obligation of the Company to pay you Garden Leave Payments in connection with enforcement of a covenant not to compete under the laws of the State of Massachusetts.

(b)    For purposes of this Section 14, “Prohibited Activity” is activity in which the Executive contributes the Executive's knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as the Company, including those engaged in: (i) the business of providing oncology contract research services or (ii) the marketing of any other product or service by the Company as of the end of the Employment Term. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information, or Confidential Information.

15.    Non-solicitation. During the Employment Term and for one year thereafter, the Executive shall not intentionally solicit, endeavor to entice away from the Company or otherwise hire or interfere with the relationship of the Company with any person who is employed by or associated with the Company. Provided however, that this Section 15 shall not apply to any employee or associate of the Company who responds to a general advertisement who was not otherwise solicited by Executive directly or indirectly.

16.    Intellectual Property.

(a)    Assignment of Intellectual Property Rights. The Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the Employment Term and relate in any way to the

Exhibit 10.1
business or contemplated business, products, activities, research, or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (i) patents, patent disclosures and inventions (whether patentable or not), (ii) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (iv) trade secrets, know-how, and other confidential information, and (v) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

(b)    Work Product. For purposes of this Agreement, Work Product includes, but is not limited to, Company Group information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

(c)    Work for Hire. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive's entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company's rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

(d)    Cooperation. During and after the Employment Term, the Executive agrees to reasonably cooperate with the Company to (i) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive's

Exhibit 10.1
behalf in the Executive's name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company's request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive's subsequent incapacity. The Company shall promptly reimburse Executive for any out of pocket expenses incurred by Executive for complying with this Section 16(d).

(e)    No License. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to the Executive by the Company.

17.     Indemnification. The Company shall indemnify Executive for actions associated with his service to the Company to the maximum extent allowed by law. In addition, and throughout the Employment Term, Executive will be named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time.

18.    Successors. This Agreement is personal to the Executive and shall not be assignable by the Executive. This Agreement shall inure to the benefit of, and be enforceable by, the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

19.    Arbitration; Jury Trial Waiver.

(a)    Arbitration Rules. Any dispute arising out of or relating to this contract, including the breach, termination or validity thereof, or otherwise with regard to any controversy or dispute between the Executive and the Company shall be finally resolved before a single neutral arbitrator in accordance with the Employment Arbitration Rules & Procedures of JAMS (“JAMS Rules”) in effect at the time of the arbitration, which can be found at https: // www.jamsadr.com/rules-employment-arbitration/english. If the parties are unable to agree upon an arbitrator, one shall be appointed by JAMS in accordance with the JAMS Rules. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-402 (“FAA”), and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator will have no authority to add to, alter, amend or refuse to enforce any portion of this Agreement. The award may include an award of costs, including reasonable attorney’s fees and disbursements. The place of arbitration shall be New York County, New York.

(b)    Waiver of Jury Trial. THE COMPANY AND THE EXECUTIVE EACH WAIVE ANY RIGHT TO A JURY TRIAL with respect to any controversy or dispute between Executive and the Company.

20.    Miscellaneous.

(a)    Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of New Jersey, applied without reference to principles of conflict of

Exhibit 10.1
laws, except for the arbitration provisions of this Agreement, which shall be governed solely by the FAA.

(b)    Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c)    Notices. Any notices, consents or other communications made or given in connection with this Agreement shall be in writing and shall be deemed to have been given: (i) when received if given in person or by courier or a courier service; (ii) on the date of transmission if sent by email; or (iii) three (3) business days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, to the following address (or at such other address for a party as shall be specified by like notice):

If to the Executive:
241 Buckminster Road
Brookline, MA 02445
Email: robbrainin@post.harvard.edu

If to the Company:
Champions Oncology, Inc.
Attn: Chair, Board of Directors
One University Plaza, Suite 307
Hackensack, New Jersey 07601

With a copy that shall not constitute notice to:

Ellenoff Grossman & Schole LLP
Attn: Benjamin Reichel, Esq.
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Email: breichel@egsllp.com

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e)    Waiver. Waiver by any party hereto of any breach or default by any other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.

(f)    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein, supersede all other additional agreements related thereto, and no other agreement, verbal or otherwise, shall be binding as

Exhibit 10.1
between the parties unless it is in writing and signed by the party against whom enforcement is sought.

(g)    Withholding. All compensation and benefits with respect to the Executive’s employment are subject to withholding in such amounts and at such times as the Company determines to be required by applicable law. Regardless of the amount withheld or reported, the Executive shall be solely responsible for all taxes in respect of his compensation (including imputed compensation) and benefits, except the employer’s share of employment taxes.

(h)    Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(i)    Execution. This Agreement may be executed in counterparts and facsimile, electronic, and .pdf copies of signatures shall be considered originals for all purposes.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Company has caused this Agreement to be executed in its name on its behalf all as of the day and year first above written.

Champions Oncology, Inc.                    Agreed and Accepted:

By:	/s/ Ronnie Morris	By:	/s/ Robert Brainin
	Ronnie Morris		Robert Brainin
	Chief Executive Officer		Board Director